Press Release	6714 Pointe Inverness Way, Suite 200
March 23, 2004	Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Updates First Quarter Outlook

FORT WAYNE, INDIANA, March 23, 2004 – Steel Dynamics, Inc. (NASDAQ:STLD) announced today that it expects its first-quarter 2004 financial results to exceed the earnings guidance of $.35 to $.45 per diluted share previously provided during its February 5, 2004 conference call. The company now expects earnings in a range of $.50 to $.60 per diluted share for the first quarter of 2004. These estimates are based on diluted shares of 48,745,000 at December 31, 2003. However, during the first quarter certain conditions under the terms of our 4% convertible subordinated note issuance have been met, requiring approximately 6,763,000 additional shares to be considered in the company’s calculation of diluted earnings per share at March 31, 2004. Reported earnings for the first and fourth quarters of 2003 were $0.33 and $0.34 per diluted share, respectively.

“Improvement in the demand for flat-rolled and structural steel during the quarter has resulted in stronger selling values than we first anticipated,” said Keith Busse, President and CEO of Steel Dynamics. “In addition, in the face of rapidly rising steel scrap and pig iron costs, we initiated a surcharge mechanism in January that has allowed us to recover much of our increased raw-materials costs.

“While we gained acceptance from our customers of the surcharge as a solution to this difficult situation, we are hopeful that the huge increase in the price of ferrous resources which triggered the extra charges will soon begin to decline, that the surcharge amounts will diminish, and that the corresponding effective selling values will better reflect steel market conditions. Because of the improving U.S. economy, these underlying conditions appear to be very favorable, and we expect our earnings to continue to improve in coming quarters, absent any unknown significant events that could knock the recovery off course,” Busse said.

New Millennium manufactures steel components for use in the construction of non-residential buildings, including joists, trusses, girders and steel floor and roof decking. The business, which began operations in July of 2000, has been successful in gaining market share in the Great Lakes region served by the Butler plant. The plant has a joist production capacity of 70,000 tons per year and capacity to produce 50,000 tons of decking annually. It currently employs about 175 people.

Steel Dynamics is a growing, profitable Indiana-based mini-mill steel producer. SDI’s products include a wide range of hot-rolled and finished sheet steels, wide-flange beams, joists and decking, and round bars. In 2004, we expect to begin production of rails, rebar, merchant bars, and light structural shapes at our existing mills.

Forward Looking Statements

This press release contains predictive statements about future events, including the company’s future operations and financial results that will depend on a variety of factors. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC’s Web site, www.sec.gov and on the company’s Web site, www.steeldynamics.com.

Contact:	Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590
f.warner@steeldynamics.com